EXHIBIT 99.3(ii)

McDATA CORPORATION AND NISHAN SYSTEMS, INCORPORATED

Unaudited Pro Forma Combined Condensed Financial Information

As of July 31, 2003, For the Year Ended December 31, 2002 and For the Six

Months Ended July 31, 2003

The following unaudited pro forma combined condensed financial statements present the effect of the acquisition of Nishan Systems, Incorporated (Nishan) on McDATA Corporation’s historical results of operations using the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the merger had been completed as of the beginning of each period presented for the statement of operations purposes and as of July 31, 2003 for balance sheet purposes.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred at the beginning of each period presented for statements of operations purposes and as of July 31, 2003 for balance sheet purposes, nor are they necessarily indicative of the future financial position or results of operations. The pro forma combined condensed financial statements include adjustments, which are based upon estimates, to reflect the allocation of purchase price to the estimated acquired assets and assumed liabilities of Nishan as of September 19, 2003. The purchase price allocation for Nishan is preliminary and subject to change pending completion of the purchase price allocation analysis. Any change in the fair value of the net assets of Nishan will change the amount of the purchase price allocable to goodwill. The final purchase price is dependent on the actual amount of cash to be paid and actual direct merger costs. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of McDATA and Nishan and should be read in conjunction with the historical consolidated financial statements of McDATA and Nishan and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained herein and in the reports and other information McDATA has on file with the SEC.

McDATA CORPORATION AND NISHAN SYSTEMS, INC.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of July 31, 2003

(In Thousands)

	McDATA July 31, 2003	Nishan June 30, 2003		Pro Forma Adjustments	Combined July 31, 2003
Assets
Current assets:
Cash and cash equivalents	$128,754	$402	(a)	$(65,034)
			(k)	(1,171)	$62,951
Restricted cash	—	135		—	135
Short-term investments	251,140	—		—	251,140
Accounts receivable, net	51,930	2,974		—	54,904
Inventories, net	7,100	539	(b)	134	7,773
Current portion of deferred tax asset	22,175	—		—	22,175
Prepaid expenses and other current assets	5,225	176		—	5,401

Total current assets	466,324	4,226		(66,071)	404,479

Property and equipment, net	95,885	2,353		—	98,238
Long-term investments	123,571	—		—	123,571
Restricted cash	5,000	—		—	5,000
Other assets, net	46,547	130	(c)	10,406
			(c)	55,970
			(f)	(130)	112,923

Total assets	$737,327	$6,709		$175	$744,211

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$14,348	$2,710		$—	$17,058
Accrued liabilities	47,755	1,874	(d)	4,339
			(e)	1,100	55,068
Current portion of deferred revenue	11,587	1,158		—	12,745
Notes payable	—	1,000	(e)	2,000	3,000
Current portion of equipment and working capital line	—	1,789		—	1,789
Current portion of obligations under capital leases	1,448	47		—	1,495

Total current liabilities	75,138	8,578		7,439	91,155

Obligations under capital leases, less current portion	1,532	64		—	1,596
Equipment and working capital line, less current portion	—	449		—	449
Deferred revenue, less current portion	15,394	—		—	15,394
Interest rate swap	5,142	—		—	5,142
Long-term debt	167,358	—		—	167,358

Total liabilities	264,564	9,091		7,439	281,094

Convertible preferred stock	—	85,045	(g)	(85,045)	—

Stockholders’ Equity (Deficit):
Preferred stock	—	—		—	—
Common stock	1,150	1,947	(g)	(1,947)
			(k)	4	1,154
Additional paid-in-capital	459,197	—	(k)	4,462	463,659
Deferred compensation	(3,633)	—	(k)	(3,350)	(6,983)
Accumulated other comprehensive income	269	—		—	269
Shareholder notes receivable	—	(191)	(g)	191	—
Retained earnings (deficit)	15,780	(89,183)	(g)	89,183
			(h)	(8,475)
			(k)	(2,287)	5,018

Total stockholders’ equity (deficit)	472,763	(87,427)		77,781	463,117

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$737,327	$6,709		$175	$744,211

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

McDATA CORPORATION AND NISHAN SYSTEMS, INC.

Unaudited Pro Forma Combined Condensed Consolidated

Statement of Operations

For the Year Ended December 31, 2002

(In Thousands)

	McDATA Year Ended December 31, 2002	Nishan Year Ended December 31, 2002		Pro Forma Adjustments	Pro Forma Combined Year Ended December 31, 2002
Revenue	$328,279	$5,827		$—	$334,106
Cost of Revenue	178,114	3,954	(k)	341	182,409

Gross Profit	150,165	1,873		(341)	151,697
Operating Expenses:
Research and development	59,324	13,298	(k)	1,179	73,801
Selling and marketing	75,213	5,982	(k)	725	81,920
General and administrative	29,495	1,807	(i)	2,081
			(k)	457	33,840
Amortization of deferred compensation	8,280	—	(k)	2,253	10,533

Operating Expenses	172,312	21,087		6,695	200,094

Loss from operations	(22,147)	(19,214)		(7,036)	(48,397)
Interest and other income	6,924	393	(a)	(976)	6,341
Interest expense	(293)	(601)		—	(894)
Other expense	—	(200)		—	(200)

Loss before income taxes	(15,516)	(19,622)		(8,012)	(43,150)
Income tax benefit	(5,529)	—	(j)	(2,804)	(8,333)

Net loss	$(9,987)	$(19,622)		(5,208)	$(34,817)

Basic and diluted net loss per share	$(0.09)				$(0.31)

Shares used in computing basic and diluted loss per share	113,185			103	113,288

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

McDATA CORPORATION AND NISHAN SYSTEMS, INC.

Unaudited Pro Forma Combined Condensed Consolidated

Statement of Operations

For the Six Months Ended July 31, 2003

(In Thousands)

	McDATA Six Months Ended July 31, 2003	Nishan Six Months Ended June 30, 2003		Pro Forma Adjustments	Pro Forma Combined Six Months Ended July 31, 2003
Revenue	$210,193	$6,287		$—	$216,480
Cost of Revenue	88,295	3,038	(k)	171	91,504

Gross Profit	121,898	3,249		(171)	124,976

Operating Expenses:
Research and development	36,975	6,483	(k)	590	44,048
Selling and marketing	46,921	4,344	(k)	363	51,628
General and administrative	14,670	835	(i)	1,041
			(k)	229	16,775
Amortization of deferred compensation	2,901	—	(k)	1,126	4,027

Operating Expenses	101,467	11,662		3,349	116,478

Income (loss) from operations	20,431	(8,413)		(3,520)	8,498
Interest and other income	3,648	72	(a)	(488)	3,232
Interest expense	(2,276)	(245)		—	(2,521)

Income (loss) before income taxes	21,803	(8,586)		(4,008)	9,209
Income tax expense (benefit)	7,358	—	(i)	(1,403)	5,955

Net income (loss)	$14,445	$(8,586)		$(2,605)	$3,254

Basic net income per share	$0.13				$0.03

Shares used in computing basic net income per share	114,462			103	114,565

Diluted net income per share	$0.12				$0.03

Shares used in computing diluted loss per share	118,096			310	118,406

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands)

1. Basis of Pro Forma Presentation

On September 19, 2003, McDATA completed the signing of a definitive agreement to acquire Nishan, a manufacturer of storage devices and servers. Under the terms of the agreement, each share of Nishan common and preferred stock outstanding upon the effective date was exchanged for a total of approximately $65 million. Together with direct transaction costs this resulted in an aggregate purchase price of approximately $69.4 million. McDATA has accounted for the merger under the purchase method of accounting.

The unaudited pro forma combined condensed balance sheet at July 31, 2003 is presented to give effect to the proposed merger of McDATA and Nishan as if the transaction had been consummated on that date. The unaudited pro forma combined condensed balance sheet at July 31, 2003 has been prepared by combining the historical unaudited consolidated balance sheet data of McDATA and Nishan as of July 31, 2003 and June 30, 2003, respectively. The unaudited pro forma combined condensed statements of operations of McDATA and Nishan for the year ended December 31, 2002 and the six-months ended July 31, 2003 are presented as if these transactions had been consummated at the beginning of each period. The unaudited pro forma combined condensed statements of operations of McDATA and Nishan for the year ended December 31, 2002 and the six-months ended July 31, 2003 have been prepared using the historical consolidated statement of operations data for McDATA and Nishan for the year ended December 31, 2002 and for McDATA and Nishan for the six-months ended July 31, 2003 and June 30, 2003, respectively.

2. Preliminary Purchase Price

The unaudited pro forma combined consolidated financial statements reflect a purchase price of $69.4 million. The cash payment was determined based on the number of outstanding shares of Nishan preferred and common stock as of September 19, 2003. The estimated total purchase price of the Nishan acquisition is as follows:

Cash	$65,034
Estimated direct acquisition costs	4,339

Total estimated purchase price	$69,373

The final purchase price is dependent on the actual amount of cash to be paid and the actual amount of direct acquisition costs. Under the purchase method of accounting, the total estimated purchase price is allocated to Nishan’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation as of the closing date of the agreement, the preliminary purchase price allocation is as follows. Differences between the allocation noted below and that reflected in the pro forma combined balance sheet represent changes in working capital and notes payable from June 30, 2003. Final purchase accounting adjustments may differ materially from the purchase price and allocations presented below.

Cash acquired	$668
Tangible assets acquired	4,906
Amortizable intangible assets – Developed Technology	10,406
Goodwill	66,669

Total assets acquired	82,649

Liabilities assumed	(5,935)
Debt assumed	(15,816)

In-process research and development	8,475

$69,373

3. Pro Forma Adjustments

The accompanying unaudited pro forma combined condensed consolidated financial statements have been prepared as if the merger was completed on July 31, 2003 for balance sheet purchases and as of the beginning of each period presented for statements of operations purposes and reflect the following pro forma adjustments:

(a)	To reflect the cash portion for the amount paid to acquire Nishan and the resulting decrease in interest income.

(b)	To adjust Nishan inventory to fair value.

(c)	To record amortizable intangible assets and non-amortizable goodwill.

(d)	To record estimated direct merger costs of approximately $4.3 million directly related to the acquisition by McDATA. Actual amount could differ based upon final purchase accounting adjustments.

(e)	To record additional obligations of Nishan related to provisions of notes payable and a certain executive agreement with regards to a change of ownership control.

(f)	To adjust Nishan debt to fair value.

(g)	To eliminate the historical redeemable convertible preferred stock and stockholders’ equity of Nishan.

(h)	To record in-process research and development. The $8.5 million of in-process research and development will be affected in McDATA’s statement of operations in the reporting period in which the acquisition occurs due to the immediate write-off of in-process research and development.

(i)	To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the merger. The weighted average life of amortizable intangible assets approximates 5 years.

(j)	To adjust the provision (benefit) for taxes to reflect the impact of the pro forma adjustments using the federal and state statutory tax rates.

(k)	To reflect the deferred compensation and expense based on the fair value related to McDATA restricted stock and cash issued in connection with the retention of Nishan employees and to reflect the on-going compensation expense over the vesting period of the awards.

4. Pro Forma Combined Net Income Per Share

Shares used to calculate unaudited pro forma net income (loss) per basic share were computed by adding 103,000 vested shares of restricted stock issued in connection with the retention of Nishan employees. Shares used to calculate unaudited pro forma net income per diluted share for the six months ended July 31, 2003 were computed by adding 103,000 shares of vested restricted stock and 207,000 shares of unvested restricted stock issued in connection with the retention of Nishan employees.